UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2024

SHARECARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39535	85-1365053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

255 East Paces Ferry Road NE, Suite 700

Atlanta, Georgia 30305

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 671-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHCR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	SHCRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 21, 2024, Sharecare, Inc. (“Sharecare” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Impact Acquiror Inc., a Delaware corporation (“Parent”), Impact Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Altaris, LLC.

The Merger Agreement provides that, among other things and on the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”); (ii) at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) (other than (a) shares of Company Common Stock that, immediately prior to the Effective Time, are held by the Company and not held on behalf of third parties, immediately prior to the Effective Time, (b) shares of Company Common Stock that are owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, (c) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to Section 262 of the General Corporation Law of the State of Delaware, and (d) certain shares of Company Common Stock that are owned by Jeff Arnold, the Company’s Executive Chairman, which are contributed, transferred and assigned in exchange for certain equity securities in an affiliate of the Surviving Corporation pursuant to the terms of a certain rollover agreement by and among Jeff Arnold and certain affiliates of Parent entered into concurrently with the execution and delivery of the Merger Agreement) will be automatically converted into the right to receive $1.43 in cash, without interest (the “Merger Consideration”); and (iii) each share of Series A convertible preferred stock, par value $0.0001 per share (“Preferred Shares”), issued and outstanding immediately prior to the Effective Time will not be converted into the right to receive the Merger Consideration and will remain issued and outstanding following the Effective Time.

The Board of Directors of the Company (the “Board”), acting on the unanimous recommendation of a special committee of the Board (the “Special Committee”) consisting of independent and disinterested directors of the Company, have approved the Merger Agreement and the transactions contemplated thereby and, subject to certain exceptions set forth in the Merger Agreement, resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement.

If the Merger is consummated, the Company Common Stock will be delisted from the NASDAQ stock market and deregistered under the Securities Exchange Act of 1934, as amended.

Treatment of Company Equity Awards

As of the Effective Time, the Merger Agreement provides for the following treatment of outstanding Company equity awards:

Options

•

Each option to purchase shares of Company Common Stock (a “Company Option”) that is vested or vests upon the Effective Time in accordance with its terms will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (a) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (b) the excess, if any of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock of such Company Option (the “Option Consideration”).

•

Each Company Option that is unvested and held by participants in the Company’s Change in Control Plan, effective January 25, 2023 (the “CIC Plan” and participants in the CIC Plan, “CIC Plan Participants”) will automatically be cancelled and converted into a contingent right to receive (A) a cash payment, without interest (a “Contingent Cash Award”), equal to 70% of the Option Consideration and (B) a number of non-voting common units of Parent (or any parent company of Parent) (a “Contingent Unit Award”) having a capital value equal to 30% of the Option Consideration with respect to such Company Option, in each case generally subject to the same terms and conditions as apply to such Company Option immediately prior to the Effective Time.

•

Each Company Option that is unvested and held by any individual who is not a CIC Plan Participant (a “non-CIC Plan Participant”) will be cancelled and converted into a Contingent Cash Award equal to the Option Consideration with respect to such Company Option, generally subject to the same terms and conditions as apply to such Company Option immediately prior to the Effective Time (except that the vesting of 70% of each such Contingent Cash Award will also be subject to certain performance-based goal(s)).

•

With respect to any Company Option the vesting of which is subject to stock price performance hurdles, (a) such stock price performance hurdles will be deemed to have been satisfied to the extent the Merger Consideration exceeds the applicable performance hurdle and (b) any tranches of performance-vesting options whose performance hurdles exceed the Merger Consideration shall automatically be forfeited at the Effective Time.

•

Each Company Option (whether vested or unvested and whether held by CIC Plan Participants or non-CIC Plan Participants) for which the exercise price per share of Company Common Stock is equal to or greater than the Merger Consideration will automatically be cancelled at the Effective Time without consideration.

RSU Awards

•

Each restricted stock unit award corresponding to shares of Company Common Stock (a “Company RSU Award”) that is held by a non-employee director of the Company Board, whether or not vested, shall be cancelled and converted into the right to receive an amount in cash (without interest) equal to (A) the number of shares subject to such Company RSU Award multiplied by (B) the Merger Consideration.

•

Each Company RSU Award held by a CIC Plan Participant will automatically be cancelled and converted into (I) a Contingent Cash Award in an amount in cash equal to (A) 70% of the number of shares subject to such Company RSU Award multiplied by (B) the Merger Consideration, and (II) a Contingent Unit Award with a capital value equal to (A) 30% of the number of shares subject to such Company RSU Award multiplied by (B) the Merger Consideration, in each case generally subject to the same terms and conditions as apply to such Company RSU Award immediately prior to the Effective Time. With respect to any Company RSU Award the vesting of which is subject to performance-based objectives, the number of shares subject to such Company RSU Award will be equal to (I) 125.3% for the 2023 measurement period; and (II) for incomplete measurement periods, the greater of (x) the number of shares earned based on target performance and (y) the number of shares earned based on actual performance extrapolated as of the Effective Time through the end of the applicable measurement period.

•

Each Company RSU Award held by a non-CIC Plan Participant (excluding non-employee members of the Company Board) will be cancelled and converted into a Contingent Cash Award in an amount in cash equal to (A) the number of shares subject to such Company RSU Award multiplied by (B) the Merger Consideration, generally subject to the same terms and conditions as apply to such Company RSU Award immediately prior to the Effective Time (except that the vesting of 70% of such Contingent Cash Award will also be subject to certain performance-based goal(s)). With respect to any Company RSU Award the vesting of which is subject to performance-based objectives, the number of shares subject to such Company RSU Award will be equal to (I) 125.3% for the 2023 measurement period; and (II) for incomplete measurement periods, the number of shares earned based on target performance.

Conditions to the Merger

The completion of the Merger is subject to the fulfillment or waiver of certain customary mutual closing conditions, including, (i) the adoption of the Merger Agreement by holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock and Preferred Shares entitled to vote thereon, voting together as a single class, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the absence of any law or order by a governmental authority enjoining or otherwise prohibiting consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned upon certain unilateral closing conditions, including the other party’s representations and warranties being accurate (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. The consummation of the Merger is not subject to any financing condition.

Termination and Fees

The Merger Agreement contains termination rights for each of Parent and the Company, including, among others, (i) if the consummation of the Merger does not occur on or before December 21, 2024, subject to one three-month extension if on such date all of the closing conditions in the Merger Agreement except for those relating to regulatory approvals have been satisfied or waived), (ii) if the approval of the Company’s stockholders is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such approval and (iii) subject to certain conditions, (a) by Parent, if the Board or the Special Committee makes an adverse recommendation change with respect to the Merger or (b) by the Company, if the Company wishes to terminate the Merger Agreement to enter into a definitive contract with respect to a Superior Proposal (as defined by the Merger Agreement).

The Company will be required to pay a termination to Parent equal to approximately $17.7 million if the Merger Agreement is terminated in certain specified circumstances, including the termination by Parent in the event of a change of recommendation by the Board or the termination by the Company to enter into a contract with respect to a Superior Proposal.

Financing

Parent has obtained equity financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. In addition, certain Affiliates of Parent have guaranteed payment of the monetary damages payable by Parent under certain circumstances, as well as certain reimbursement and indemnification obligations that may be owed by Parent pursuant to the Merger Agreement. The consummation of the Merger is not subject to any financing condition.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use commercially reasonable efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the Closing. The parties have agreed to use reasonable best efforts to take all actions necessary, proper or advisable under applicable laws to consummate the Merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger.

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, the Company will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals, subject to customary exceptions. Unless the Merger Agreement is terminated in accordance with its terms, the Company is required to call a meeting of its stockholders to vote upon the adoption of the Merger Agreement and, subject to certain exceptions, to recommend that its stockholders vote to adopt the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transaction contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Item 8.01	Other Events.

On June 21, 2024, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sharecare. In connection with the proposed transaction, Sharecare will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Sharecare’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Sharecare may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Sharecare’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, SHARECARE’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Sharecare’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Sharecare, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Sharecare, Inc., 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305, Attention: Investor Relations, investors@sharecare.com, or from Sharecare’s website www.sharecare.com.

Participants in the Solicitation

Sharecare and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sharecare’s directors and executive officers is available in Sharecare’s proxy statement for the 2024 annual meeting of stockholders, which was filed with the SEC on April 29, 2024 (the “Annual Meeting Proxy Statement”). Please refer to the sections captioned “Executive Compensation,” “Director Compensation” and “Stock Ownership” in the Annual Meeting Proxy Statement. To the extent holdings of such participants in Sharecare’s securities have changed since the amounts described in the Annual Meeting Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC: Form 4, filed by Jeffrey T. Arnold on May 17, 2024; Form 4, filed by Dawn Whaley on May  17, 2024; Form 4, filed by Justin Ferrero on May  17, 2024; Form 4, filed by Carrie Ratliff on May  17, 2024; Form 4, filed by Michael Blalock on May  17, 2024; Form 4, filed by Colin Daniel on May  17, 2024; Form 4, filed by Jeffrey A. Allred on June  12, 2024; Form 4, filed by John Huston Chadwick on June  12, 2024; Form 4, filed by Kenneth R. Goulet on June  12, 2024; Form 4, filed by Brent D. Layton on June  12, 2024; Form 4, filed by Rajeev Ronanki on June  12, 2024; Form 4, filed by Rajeev Ronanki on June  18, 2024; Form 4, filed by Kenneth R. Goulet on June  18, 2024; Form 4, filed by Colin Daniel on June  18, 2024; Form 4, filed by Carrie Ratliff on June  18, 2024; Form 4, filed by Veronica Mallett on June  18, 2024; Form 4, filed by Jeffrey Sagansky on June  18, 2024; Form 4, filed by John Huston Chadwick on June  18, 2024; Form 4, filed by Justin Ferrero on June  18, 2024; Form 4, filed by Nicole Torraco on June  18, 2024; and Form 4, filed by Alan G. Mnuchin on June 18, 2024. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “outlook,” “target,” “reflect,” “on track,” “foresees,” “future,” “may,” “deliver,” “will,” “shall,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms, other comparable terminology (although not all forward-looking statements contain these words), or by discussions of strategy, plans, or intentions. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this communication, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transaction, including the benefits of the proposed transaction and the anticipated timing of consummation of the proposed transaction. We cannot assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner, or at all; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; (iii) unanticipated difficulties or expenditures relating to the proposed transaction; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s plans, business relationships, operating results and operations; (v) potential difficulties retaining employees as a result of the announcement and pendency of the proposed transaction; (vi) the response of customers, channel partners and suppliers to the announcement of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; and (viii) legal proceedings, including those that may be instituted against the Company, its board of directors, its executive officers or others following the announcement of the proposed transaction. Descriptions of some of the other factors that could cause actual results to differ materially from these forward-looking statements are discussed in more detail in our filings with the SEC, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this communication.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Impact Acquiror Inc., Impact Merger Sub Inc. and Sharecare, Inc., dated as of June 21, 2024.†

99.1	Press Release, dated June 21, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2024	SHARECARE, INC.

	By:	/s/ Carrie Ratliff
	Name:	Carrie Ratliff
	Title:	Chief Legal Officer

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

IMPACT ACQUIROR INC.,

IMPACT MERGER SUB INC.

and

SHARECARE, INC.

Dated as of June 21, 2024

- i -

ARTICLE VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	32
7.2.	Conditions to Obligations of Parent and Merger Sub	32
7.3.	Conditions to Obligation of the Company	33

ARTICLE VIII

Termination

8.1.	Termination	33
8.2.	Effect of Termination and Abandonment	34

ARTICLE IX

Miscellaneous and General

9.1.	Survival	35
9.2.	Modification or Amendment	35
9.3.	Waiver	35
9.4.	Counterparts	36
9.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	36
9.6.	Notices	37
9.7.	Entire Agreement	37
9.8.	No Third-Party Beneficiaries	38
9.9.	Obligations of Parent and of the Company	38
9.10.	Definitions	38
9.11.	Severability	38
9.12.	Interpretation; Construction	38
9.13.	Successors and Assigns	39

Annex A	Defined Terms	A-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

- ii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2024, is by and among Impact Acquiror Inc., a Delaware corporation (“Parent”), Impact Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Sharecare, Inc., a Delaware corporation (the “Company”). Parent, the Company and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee (the “Special Committee”), consisting solely of independent members of the Company Board not affiliated with Parent or its Affiliates to, among other things, develop, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), (ii) determined that it is advisable and in the best interests of the Company to enter into this Agreement and (iii) recommended that the Company Board approve and authorize this Agreement and the Merger;

WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (as defined herein) (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), (ii) determined that it is in the best interests of the Company and its stockholders (other than the Rollover Stockholders) and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guarantee (the “Guarantee”) from Altaris Health Partners V, L.P., a Delaware limited partnership (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) an Equity Commitment Letter; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), on or about 9:00 a.m. (New York time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3. Effective Time. At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and acknowledged and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated certificate of incorporation is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

2.2. Bylaws of the Surviving Corporation. Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated bylaws is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2. Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Share Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of common stock, par value $0.0001 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $1.43 per Share in cash, without interest (the “Merger Consideration”). Each share of Series A convertible preferred stock, par value $0.0001 per share (“Preferred Shares”) issued and outstanding immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration and will remain issued and outstanding following the Effective Time. Each Company Warrant and Commercial Warrant outstanding immediately prior to the Effective Time shall be dealt with in such manner and receive such Merger Consideration as described in Section 4.4 herein. At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Certain Shares. Any Shares that are owned by the Company and not held on behalf of third parties, any Shares owned by Merger Sub and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c) Shares Held by Parent. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Parent shall, by virtue of the Merger and without any action on the part of the holder of such Shares, be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(d) Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into 10,000 shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

(e) Rollover Shares. For the avoidance of doubt, the Rollover Shares shall not be entitled to receive the Merger Consideration and shall, immediately prior to the Effective Time, be contributed (or otherwise transferred), directly or indirectly, to Topco Inc. pursuant to the terms of the JA Rollover Agreement.

4.2. Exchange of Share Certificates.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. Prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent. Any such investment, if made, shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Parent shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein. Payments to holders in respect of each Company Option and Company RSU Award (collectively, the “Company Equity Awards”) shall be paid through the Company’s or the Surviving Corporation’s applicable payroll procedures following the Effective Time at such time as such awards are payable (but in any event no earlier than the first (1st) payroll date that is at least ten (10) Business Days following the Effective Time).

(c) Procedures for Surrender.

(i) As promptly as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in customary form and have such customary provisions as Parent and the Company mutually reasonably agree (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.

(iii) Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iv) No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(v) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(vi) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one (1) year anniversary of the Effective Time shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent written notice of any written demands for appraisal of Shares promptly after receipt by the Company, as well as copies of any instruments, notices or demands received by the Company pursuant to Section 262 of the DGCL and shall give Parent the reasonable opportunity to participate in, and consider in good faith the views of Parent in connection with, all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or approve any withdrawal of any such demands (or otherwise agree to do any of the foregoing). For purposes of this Section 4.2(g), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except as set forth above.

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or foreign Tax Law; provided that Parent shall consult with the Company in good faith prior to withholding any amounts payable to any stockholder of the Company hereunder other than in connection with a Company Equity Award. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

4.3. Treatment of Company Equity Awards.

(a) Treatment of Company Options.

(i) Unless otherwise agreed in writing between Parent and any holder of Company Options, at the Effective Time, each then outstanding option to purchase Shares (a “Company Option”), that is vested or that vests upon the occurrence of the Effective Time in accordance with its terms as of the date of this Agreement, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation, as promptly as practicable following the Effective Time but in no event later than the Company’s first (1st) payroll date that is at least ten (10) Business Days following the Effective Time, an amount in cash (without interest) equal to the product of (i) the number of Shares subject to such Company Options immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option (the “Option Consideration”). Unless otherwise agreed to in writing between Parent and the applicable holder of Company Options, at the Effective Time, each then outstanding Company Option held by the individuals listed in Section 4.3(a)(i) of the Company Disclosure Schedule, representing all of the participants in the Company’s Change in Control Plan, effective January 25, 2023 (the “CIC Plan” and participants in the CIC Plan, “CIC Plan Participants”) that is unvested and does not vest by its terms as in effect on the date of this Agreement upon the occurrence of the Effective Time shall automatically be cancelled and converted into a contingent right to receive (x) a cash payment, without interest (a “Contingent Cash Award”), equal to 70% of the Option Consideration with respect to such Company Option and (y) the number of non-voting common units of Parent (or any parent company of Parent) (a “Contingent Unit Award”) having a capital value at the Effective Time equal to 30% of the Option Consideration with respect to such Company Option. With respect to any Company Option the vesting of which is subject to stock price performance hurdles, (i) such stock price performance hurdles will be deemed to have been satisfied to the extent the Merger Consideration exceeds the applicable performance hurdle and (ii) any tranches of performance-vesting options whose performance hurdles exceed the Merger Consideration shall automatically be forfeited at the Effective Time. Contingent Cash Awards and Contingent Unit Awards shall be subject to the same terms and conditions that applied to the underlying Company Option immediately prior to the Effective Time except that such Contingent Cash Awards and Contingent Unit Awards shall be settled in cash and common units, respectively, on the next regularly scheduled payroll date of the Surviving Corporation or the applicable Subsidiary following the applicable vesting dates. Each Company Option (whether vested or unvested and whether held by CIC Plan Participants or non-CIC Plan Participants) for which the exercise price per Share is equal to or greater than the Merger Consideration shall automatically be cancelled at the Effective Time without payment of consideration and, for CIC Plan Participants, will not be converted into a Contingent Cash Award or Contingent Unit Award.

(ii) Unless otherwise agreed in writing between Parent and any holder of Company Options, at the Effective Time, each then outstanding Company Option held by any individual who is not a CIC Plan Participant (a “non-CIC Plan Participant”) that is unvested and does not vest by its terms as in effect on the date of this Agreement upon the occurrence of the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Contingent Cash Award equal to the Option Consideration with respect to such Company Option. Except as otherwise provided in this Section 4.3(a)(ii), Contingent Cash Awards covered by this Section 4.3(a)(ii) shall be subject to the same terms and conditions that applied to the underlying Company Option immediately prior to the Effective Time (including with respect to service-based vesting requirements); provided, however, that in addition to the service-based vesting requirement, the vesting of 70% of each such Contingent Cash Award covered by this Section 4.3(a)(ii) shall be subject to the satisfaction of the performance based goal(s) set forth in Section 4.3(a)(ii) of the Company Disclosure Schedule.

(b) Treatment of Company RSU Awards.

(i) At the Effective Time, each then outstanding restricted stock unit award corresponding to Shares (a “Company RSU Award”) that is held by a non-employee director of the Company Board, whether or not vested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation, as promptly as practicable following the Effective Time but in no event more than three (3) Business Days following the Effective Time (or at such later time as would not result in the imposition of a penalty under Section 409A of the Code), an amount in cash (without interest) equal to (A) the number of Shares subject to such Company RSU Award multiplied by (B) the Merger Consideration.

(ii) Unless otherwise agreed in writing between Parent and any holder of Company RSU Awards, at the Effective Time, each then outstanding Company RSU Award held by a CIC Plan Participant shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into (x) a Contingent Cash Award in an amount in cash equal to (A) 70% of the number of Shares subject to such Company RSU Award multiplied by (B) the Merger Consideration and (y) a Contingent Unit Award having a capital value at the Effective Time equal to (A) 30% of the number of Shares subject to such Company RSU Award multiplied by (B) the Merger Consideration. With respect to any Company RSU Award the vesting of which is subject to performance-based objectives, for purposes of determining the number of Shares subject to such Company RSU Award, the number of Shares subject to such Company RSU Award will be equal to (I) for the 2023 measurement period, the number of Shares representing 125.3% of the target number of Shares covered by such Company RSU Award; and (II) for incomplete measurement periods, the greater of (x) the number of Shares earned based on target performance and (y) the number of Shares earned based on actual performance extrapolated as of the Effective Time through the end of the applicable measurement period (as determined in accordance with Section 4.3(b)(ii) of the Company Disclosure Schedule). Except as otherwise provided in this Section 4.3(b)(ii), Contingent Cash Awards and Contingent Unit Awards shall be subject to the same terms and conditions that applied to the underlying Company RSU Award immediately prior to the Effective Time (including applicable terms under the CIC Plan).

(iii) Unless otherwise agreed in writing between Parent and any holder of Company RSU Awards, at the Effective Time, each then outstanding Company RSU Award held by any non-CIC Plan Participant, excluding any non-employee director of the Company Board, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Contingent Cash Award in an amount in cash equal to (A) the number of Shares subject to such Company RSU Award multiplied by (B) the Merger Consideration. With respect to any Company RSU Award the vesting of which is subject to performance-based objectives, for purposes of clause (A) of the immediately preceding sentence, the number of Shares subject to such Company RSU Award will be equal to (I) for the 2023 measurement period, the number of Shares representing 125.3% of the target number of Shares covered by such Company RSU Award; and (II) for incomplete measurement periods, the number of Shares earned based on target performance. Except as otherwise provided in this Section 4.3(b)(iii), Contingent Cash Awards covered by this Section 4.3(b)(iii) shall be subject to the same terms and conditions that applied to the underlying Company RSU Award immediately prior to the Effective Time (including with respect to service-based vesting requirements); provided, however, that in addition to the service-based vesting requirement, the vesting of 70% of each such Contingent Cash Award covered by this Section 4.3(b)(iii) shall be subject to the satisfaction of the performance based goal(s) set forth in Section 4.3(b)(iii) of the Company Disclosure Schedule.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation and Human Capital Committee of the Company Board, as applicable, shall adopt any resolutions and take any other actions that are necessary to (i) effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a) and 4.3(b), (ii) determine that the Contingent Cash Awards and Contingent Unit Awards issued to CIC Participants (including the settlement thereof in cash or units, as applicable) constitute “Replacement Awards” as defined in the CIC Plan, and (iii) terminate the Sharecare, Inc. 2021 Omnibus Incentive Plan, such that following the Effective Time no Company Options or Company RSU Awards shall be outstanding. The Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Sections 4.3(a) and 4.3(b).

4.4. Treatment of Company Warrants. By virtue of the Merger, (a) any Company Warrants that remain outstanding as of immediately prior to the Effective Time shall be treated in accordance with Section 4.4 of the Company Warrant Agreement and (b) any Commercial Warrants that remain outstanding as of immediately prior to the Effective Time shall be treated in accordance with the applicable Commercial Warrant Agreements and the applicable Commercial Warrant Certificates.

4.5. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.5 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since the Applicable Date and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are forward-looking in nature) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.

(i) The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and accurate copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date hereof.

(ii) The Company has made available to Parent prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s Subsidiaries, each as currently in effect as of the date hereof.

(b) Capital Structure.

(i) As of June 13, 2024 (the “Measurement Time”), the authorized capital stock of the Company consists of: (A) 600,000,000 Shares, of which 364,105,938 Shares were issued and outstanding (including the Earnout Shares), (B) 15,000,000 Preferred Shares, of which 5,000,000 Preferred Shares were issued and outstanding, (C) Company Warrants exercisable for an aggregate of 17,433,136 Shares at an exercise price of $11.50 per Share, and (D) Commercial Warrants exercisable for an aggregate of 1,278,746 Shares at an exercise price of $4.21 per Share or $5.61 per Share, as applicable. As of the close of business on the Measurement Time, no more than 88,544,683 Shares were subject to outstanding Company Options (assuming all Company Options are exercisable in full), 4,526,263 Shares and 8,954,101 Shares were subject to Company RSU Awards subject to performance-based objectives, assuming target performance and maximum performance, respectively, and 43,469,652 Shares were subject to Company RSU Awards solely subject to time-based vesting. Except as set forth in this Section 5.1(b), set forth on Section 5.1(b) of the Company Disclosure Schedule and for the equity interests that may be granted or issued by the Company following the date of this Agreement pursuant to Section 6.1(b) or Section 6.1(b) of the Company Disclosure Schedule, the Company has no other equity interests authorized, issued and/or outstanding. Section 5.1(b)(i) of the Company Disclosure Schedule contains, as of the Measurement Time, a complete and accurate list of each outstanding Company Option and Company RSU Award, including, as applicable, the exercise price, the target and maximum number of Shares subject to such award as of the Measurement Time, and the vesting schedule.

(ii) All of the outstanding Shares and Preferred Shares are duly authorized and validly issued in accordance with the Company’s organizational documents, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. As of the date of this Agreement, the Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.

(iii) Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.1(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests, securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company or any of its Subsidiaries, and no securities, agreements or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter.

(v) The Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company.

(vi) Section 5.1(b)(vi)(A) of the Company Disclosure Schedule contains, as of the Measurement Time, the name and date of grant for each Person holding any Company Option and Company RSU Award. Section 5.1(b)(vi)(B) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any other Person in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, together with the jurisdiction of incorporation or formation of each such Person. None of the Company’s Subsidiaries own any Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Special Committee has unanimously (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company, (B) determined that it is in the best interests of the Company and declared it advisable to enter into this Agreement and (C) recommended that the Company Board approve and authorize this Agreement and the transactions contemplated hereby, including the Merger.

(iii) The Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), that it is in the best interests of the Company and its stockholders (other than the Rollover Stockholders) and declared it advisable to enter into this Agreement, (B) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (C) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (D) directed that this Agreement be submitted to the Company’s stockholders for their adoption. The Company Stockholder Approval is the only vote of the holders of any Shares or other securities of the Company necessary to approve this Agreement and to consummate the Merger.

(d) Governmental Filings; No Violations.

(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including Nasdaq); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (3) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (4) compliance with any applicable rules of Nasdaq and (5) where failure to obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (excluding any Benefit Plans listed on Section 5.1(i)(i) of the Company Disclosure Schedule) (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any Company Permit necessary to conduct the business of the Company, except in the case of clauses (B) and (C) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Company Reports; Financial Statements; Internal Controls.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff.

(ii) Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an emerging growth company under the Securities Act, as modified by the JOBS Act, the Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in Section 5.1(e) of the Company Disclosure Schedule. Except as disclosed in Section 5.1(e) of the Company Disclosure Schedule, the Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that complies with the applicable requirements of the Exchange Act and is reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income (or loss), Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(f) Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended March 31, 2024 (including any notes thereto);

(ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since March 31, 2024; (iv) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); or (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Absence of Certain Changes.

(i) Since March 31, 2024, the Company and its Subsidiaries have, except in connection with the Company’s sale process, this Agreement and the transactions contemplated hereby, conducted their businesses in all material respects in the ordinary course of business.

(ii) Since December 31, 2023, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Since March 31, 2024, neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b)(ii), Section 6.1(b)(x) or Section 6.1(b)(xii).

(h) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened (in writing) civil, criminal or administrative actions, suits, claims, hearings, audits, complaints, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (an “Order”) or corporate integrity agreement or deferred prosecution agreement regarding non-compliance with any Law, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”), current or former directors of the Company, and current or former consultants of the Company and its Subsidiaries who are natural persons, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, the 2021 Omnibus Incentive Plan, as amended, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts, policies or arrangements providing for benefits or remuneration of any kind. With respect to each material Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent requested and applicable, true and complete copies of (A) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, and (D) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are, and have been operated, in compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, there are no circumstances reasonably expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Benefit Plan, other than routine claims for benefits.

(iv) Neither the Company nor any of its Subsidiaries has participated in or contributed to, or been obligated to contribute to, any Multiemployer Plan or any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case in the last six (6) years. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans, or (C) result in payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.

(vi) Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(vii) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j) Compliance with Laws; Company Permits.

(i) Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since December 31, 2022, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable federal, state, local, or foreign laws, statutes, codes, treaties and ordinances, and any rules, regulations, judgments, Orders, writs, injunctions, or decrees, of any Governmental Authority (collectively, “Laws”), (B) since December 31, 2022, the Company has not received any written notice or written communication from any Governmental Authority that it is under investigation by any Governmental Authority for potential non-compliance with any Law, (C) the Company, its Subsidiaries and, to the Knowledge of the Company, any Person acting on its behalf, is and has been in compliance with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation, (D) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract with any Health Care Provider, health care facility, hospital, nursing facility, home health agency or other person, other than Contracts which are in compliance with all applicable Health Care Laws, and (E) neither the Company nor any of its Subsidiaries nor any of their officers, directors, employees, or, to the Knowledge of the Company, contractors (including Health Care Providers) is currently debarred, suspended, or excluded, or otherwise declared ineligible from participation in any governmental health care program or any such Action is pending or threatened or listed on the Department of Health and Human Services Office of Inspector General List of Excluded Individuals and Entities or on the General Services Administration List of Excluded Parties.

(ii) Permits. Other than with respect to Company Permits (as defined herein) issued pursuant to or required under Environmental Laws, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to use, own, and operate their businesses as currently conducted, and such Company Permits are in all material respects in full force and effect. The Company has made available to Parent and Merger Sub all material Company Permits in effect as of the date hereof.

(iii) Health Care Providers. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Health Care Provider is (x) duly licensed and registered by the state(s) in which such Health Care Provider provides services and (y) in good standing to engage in the licensed practice for which he or she is performing services.

(k) Material Contracts.

(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports at least one (1) Business Day prior to the date of this Agreement or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by clauses (A) through (F) of this Section 5.1(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):

(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B) that (1) contains any exclusivity or material noncompete provisions to which the Company or any of its Subsidiaries is subject that would, after the Effective Time, restrict the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area, (2) contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or businesses, or (3) contains a “most favored nation” provision;

(C) that provides for a joint venture, material partnership or similar arrangement (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(D) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $1 million except for (x) any Contract solely among or between the Company and any of its Subsidiaries and (y) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(E) that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries;

(F) that is a Real Property Lease requiring an annual payment in excess of $250,000;

(G) that required annual payments to or from the Company and its Subsidiaries of more than (i) $5 million based on the revenue earned in the 12-month period ended December 31, 2023 or (ii) $4 million based on amounts paid by the Company or its Subsidiaries for the 12-month period ended December 31, 2023, respectively;

(H) that relates to any settlement of any Action pursuant to which the Company is required to pay an amount in excess of $100,000 after the date hereof;

(I) that relates to the acquisition or disposition of any corporation, partnership or other business organization or the assets thereof (whether by merger, sale of stock, sale of assets or otherwise) in each case with a fair market value or purchase price in excess of $10 million entered into since December 31, 2020; or

(J) that licenses or otherwise provides a right to use any Intellectual Property material to the business of the Company to or from the Company (other than non-exclusive licenses of commercially available or “off-the-shelf” software, non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, or agreements in which the non-exclusive licenses to Intellectual Property granted in such agreements are merely incidental to the transactions contemplated in such agreements).

(ii) The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or (C) accelerate any payment owed by the Company and its Subsidiaries to a third party.

(l) Real Property.

(i) Leased Real Property. Set forth on Section 5.1(l)(i) of the Company Disclosure Schedule is a true, correct and complete list of all material Real Property Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (B) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; and (C) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(ii) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(m) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

(n) Privacy; Security and HIPAA Compliance; IT Systems.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the processing of any Personal Information or PHI in the custody, possession, or control of the Company and its Subsidiaries, the Company and its Subsidiaries are, and have been since December 31, 2022, in compliance with all Privacy and Security Requirements. The Company and its Subsidiaries have implemented commercially reasonable physical and logical security measures regarding the confidentiality, integrity and availability of IT Systems and the Confidential Data, Personal Information or PHI thereon.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2022, (A) neither the Company nor any of its Subsidiaries has experienced a security incident that has compromised the confidentiality, integrity, or availability of the IT Systems and the Personal Information, Confidential Data or PHI thereon and (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice of any claims, actions, investigations, inquiries or alleged violations of the Privacy and Security Requirements, security incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information, Confidential Data, or PHI thereon, nor has the Company or any of its Subsidiaries notified, nor been required by any Privacy and Security Requirements to notify, any person or entity of any violations of Privacy and Security Requirements, security incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information, Confidential Data or PHI thereon.

(iii) The Company and its Subsidiaries have established and implemented programs, procedures, policies, practices, training programs, and systems required to comply with HIPAA, relating to patient privacy or the security, use or disclosure of individually identifiable health information and PHI. Since December 31, 2022, neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority, regarding their or any of their agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information and PHI in violation of HIPAA or any other applicable Laws relating to the privacy, security and transmission of health information. To the Knowledge of the Company, there has been no (A) Breach (as defined in 45 C.F.R. § 164.402), or (B) successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) and state Laws, as applicable), involving individually identifiable health-related information, or in the case of “Security Incidents” (as defined at 45 C.F.R. § 164.304) involving electronic PHI, held by or on behalf of the Company or its Subsidiaries. To the extent required by HIPAA, the Company and its Subsidiaries have entered into HIPAA compliant business associate agreements with all covered entities, business associates, and subcontractors (as such terms are defined under HIPAA), and the Company and its Subsidiaries are and have been in compliance with all such business associate agreements, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Where required by HIPAA and other applicable Laws, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have obtained written permission prior to engaging in the de-identification of customer PHI or providing data aggregation services, de-identified all PHI subject to and in accordance with HIPAA, and not sold, licensed, or otherwise commercialized any PHI.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted; (B) since December 31, 2022, there have been no failures of the IT Systems that have not since been remediated; (C) the Company and its Subsidiaries have in place commercially reasonable backup and disaster recovery plans and procedures.

(o) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes that are required to be so paid or withheld and remitted by them;

(ii) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(iii) As of the date of this Agreement, there are not any pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;

(iv) The Company has not, nor have any of its Subsidiaries, been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(v) Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(vi) Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns (other than a group the only members of which are or were any of the Company and/or one or more of present or former Subsidiaries of the Company or a group the parent of which is or was the Company or any of its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law); and

(vii) Within the last three (3) years, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or such Subsidiary, as applicable, is or may be subject to Tax of such type by that jurisdiction, which has not been satisfied, withdrawn or otherwise resolved.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.1(o) and in Section 5.1(i) (to the extent specifically relating to Taxes) are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

(p) Labor Matters.

(i) Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a list of each collective bargaining agreement or other agreement between the Company, any of its Subsidiaries and any labor union or similar representative or potential representative of employees (each, a “Labor Agreement”). To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, and overtime.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each individual who is providing or within the past three years has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(q) Intellectual Property.

(i) Section 5.1(q) of the Company Disclosure Schedule sets forth a list of material Registered Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Registered Intellectual Property is exclusively owned by the Company or a Subsidiary thereof, free and clear of all Liens other than Permitted Liens, (B) the Company and its Subsidiaries have valid rights to all Intellectual Property used in or necessary for the operation of the business of the Company or its Subsidiaries as is presently conducted, and (C) all Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable. Since December 31, 2022, no third Person has brought an Action against the Company or any of its Subsidiaries challenging the ownership, use, registration, validity or enforceability of any material Intellectual Property owned by the Company or any of its Subsidiaries and no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order restricting the use thereof by the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries and the operation of their businesses, have not since December 31, 2022 infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, nor received from any third Person any written notice alleging the same. Since December 31, 2022, (A) to the Knowledge of the Company, no third party has infringed, misappropriated or violated any Owned Intellectual Property except as would not reasonably be expected to be material to the Company and its Subsidiaries and (B) neither the Company nor any of its Subsidiaries have sent any third Person written notice alleging the infringement, misappropriation or other violation of any Owned Intellectual Property.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential information of the Company and its Subsidiaries and (B) to the Knowledge of the Company, there has been no unauthorized disclosure thereof to any third Person.

(iv) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no third party has any right to any Owned Source Code (except for service providers providing services to the Company and its Subsidiaries in the ordinary course of business subject to confidentiality obligations), and (ii) software owned by the Company and its Subsidiaries that is distributed or made available to third parties does not incorporate any open source software in a manner that would require the Company or its Subsidiaries to make the Owned Source Code available to third parties.

(r) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect and all premiums due with respect to such material insurance policies have been paid. Since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any material insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Material Adverse Effect.

(s) Fairness Opinion. The Special Committee has received the opinion of Houlihan Lokey Capital, Inc. substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Shares (other than the Rollover Stockholders and holders of Excluded Shares) is fair, from a financial point of view, to such holders (other than the Rollover Stockholders and holders of Excluded Shares). The Special Committee has received the opinion of its MTS Securities, LLC substantially to the effect that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares (other than Parent or any of its affiliates or any holder of Excluded Shares, including the Rollover Shares). The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a copy of each opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Special Committee and the Company Board and may not be relied upon by Parent or Merger Sub.

(t) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement (as defined herein) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting (as defined herein) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(u) Brokers and Finders. Except for Houlihan Lokey Capital, Inc. and MTS Health Partners, L.P., whose fees are as set forth on Section 5.1(u) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

(v) Related Party Transactions. Since December 31, 2022, there have not been any Contracts or transactions or series of related Contracts or transactions, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed as of the date of this Agreement.

(w) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2, in the certificate delivered pursuant to Section 7.3(c) and the representations of the Equity Investors under the Equity Commitment Letter and the Guarantee, the Company agrees and acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from Parent’s reliance on any such information.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. (i) Parent is a corporation duly incorporated and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur before or immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, and (D) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(e) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the executed Guarantee. The Guarantee is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and the Guarantor is not in default or breach under the terms and conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantor under the terms and conditions of the Guarantee.

(f) Financing.

(i) Parent is a party to and has accepted a fully executed commitment letter, dated as of the date hereof (together with all exhibits and schedules thereto, the “Equity Commitment Letter”), from Altaris Health Partners V, L.P. and Altaris Health Partners V-A, L.P. (collectively, the “Equity Investors”) pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amounts set forth therein. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter. The cash equity committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Financing.”

(ii) Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investors to provide the Financing or any contingencies that would permit the Equity Investors to reduce the aggregate principal amount of the Financing, including any condition or other contingency relating to the amount or availability of the Financing. Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Equity Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any Equity Investor will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Equity Commitment Letter or the Financing that could affect the conditionality, enforceability, availability, termination or amount of the Financing.

(iii) The Financing, when funded in accordance with the Equity Commitment Letter will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Equity Commitment Letter, including the payment of the Merger Consideration, the treatment of the Company Warrants and Commercial Warrants, and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Equity Commitment Letter.

(iv) The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Parent and the other parties thereto and is in full force and effect. No event has occurred which (with or without notice, lapse of time or both) constitutes, or would reasonably be expected to constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Equity Commitment Letter. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent on the Closing Date. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date if and when due. As of the date hereof, the Equity Commitment Letter has not been modified, amended or altered, and no such modification, amendment or alteration is contemplated. The Equity Commitment Letter will not be amended, modified or altered at any time through the Closing except in accordance with its terms and, as of the date of this Agreement, none of the commitments under the Equity Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(v) In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(g) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.

(h) Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Assuming the representations and warranties set forth in Section 5.1 are true and correct in all material respects, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), Parent and each of its Subsidiaries will be Solvent.

(i) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.

(j) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(k) Ownership of Shares. As of the date of this Agreement, Parent and its Affiliates own no Shares. Parent and its Affiliates own no other security, instrument or obligation that is or may become convertible into or exchangeable for any Shares.

(l) No Other Investments. Parent has not entered (nor is it in negotiations to enter) into any agreement or otherwise to acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(m) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1 or in the certificate delivered pursuant to Section 7.2(c), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1, that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except (i) as required or expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, or (v) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to conduct their businesses in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing significant business relationships; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b) Except as required or expressly contemplated by this Agreement, (v) as required by applicable Law, (w) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (x) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (y) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i) (x) amend or adopt any change in the certificate of incorporation or bylaws of the Company or (y) amend or adopt any change in the comparable organizational document of any of the Company’s Subsidiaries that, in the case of this clause (y), would be adverse to Parent, the Company or such Subsidiary;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent or any of its Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries except for any such transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or that does not incur, increase or accelerate any material liability to any Person;

(iii) issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any issuance, sale, grant or transfer of Shares pursuant to exercise or settlement of Company Equity Awards or Company Warrants outstanding as of the date of this Agreement in accordance with their terms in effect on the date hereof and that were made available to Parent or Company Equity Awards granted after the date of this Agreement not in violation of this Agreement in accordance with their terms, and (C) incurrence of any Permitted Liens;

(iv) make any loans, advances or capital contributions to any Person in excess of $50,000 individually or $150,000 in the aggregate (other than (A) to the Company or any of its wholly owned Subsidiaries, and (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice);

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company and (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards), or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement;

(vii) create, incur, assume or guarantee any Indebtedness for borrowed money, letters of credit or guarantees of the same, except for (A) borrowings under the Company Credit Agreement (as in effect as of the date hereof or as amended, restated, modified, supplemented or refinanced in accordance with this Agreement), (B) letters of credit, guarantees or credit support provided by the Company or any of its Subsidiaries in the ordinary course of business, (C) any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, and (D) any additional Indebtedness for borrowed money in an amount not to exceed $100,000 in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with the foregoing clauses (A) through (C);

(viii) incur or commit to any capital expenditure or expenditures other than in accordance with the Company’s capital expenditure budget set forth on Section 6.1(b)(viii) of the Company Disclosure Schedule;

(ix) other than in the ordinary course of business, in connection with any matter to the extent such matter is permitted by any other clause of this Section 6.1(b) or in connection with any Tax Sharing Agreement (which shall be solely governed by clause (xvii)), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend or terminate any Material Contract, the Company Warrant Agreement or the Commercial Warrant Agreements in a manner adverse to the Company (other than expirations of any such Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract, the Company Warrant Agreement or the Commercial Warrant Agreements;

(x) make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business), except as required by Law or by U.S. GAAP or policy, rules or interpretations with respect thereto by any Governmental Authority or quasi-Governmental Authority with jurisdiction over the Company or its Subsidiaries;

(xi) settle or offer to settle any Action, other than any Tax claim, notice, audit, investigation, assessment or other proceeding with respect to Taxes (which shall be governed by clause (xvii)), (i) for an amount in excess of $250,000 individually or $1 million in the aggregate, other than any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered and paid by insurance coverage maintained by the Company or any of its Subsidiaries, (ii) listed on Section 6.1(b)(xi) of the Company Disclosure Schedule or (iii) that would restrict the operations of the business of the Company and its Subsidiaries after the Effective Time;

(xii) sell, lease, exclusively license, encumber (other than Permitted Liens) or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments made available to Parent, (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (C) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $250,000 individually or $1 million in the aggregate;

(xiii) except as required by Benefit Plans as in effect on the date of this Agreement that are set forth in Section 5.1(i) of the Company Disclosure Schedule: (A) increase the amount or accelerate the vesting, payment or funding of the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ current or former officers, directors, individual service providers or employees, other than increases in compensation or benefits in the ordinary course of business with respect to employees at the level of Vice President or below (such increases not to exceed three percent (3%) of any such employee’s base compensation); (B) grant or enter into any cash or equity or equity-based incentive, bonus, employment, change of control, severance or retention agreement with any current or former officer, director, individual service provider or employee of the Company or any of its Subsidiaries; (C) establish, adopt, enter into or amend any collective bargaining agreement, Benefit Plan or arrangement that would be a Benefit Plan if in effect on the date of this Agreement; or (D) hire or terminate the employment of any employee of the Company or any of its Subsidiaries having a base salary of $250,000 or more;

(xiv) negotiate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representatives for any employees of the Company or any of its Subsidiaries;

(xv) implement or announce any action that would trigger notice requirements pursuant to the WARN Act;

(xvi) acquire any capital stock in, or any business line or all or a material portion of the assets constituting any business, corporation, partnership, association, joint venture, or other entity or other business organization in any transaction that involves consideration valued in excess of $100,000, individually or $500,000 in the aggregate, including by merger, consolidation, purchase of stock or assets or otherwise, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of assets or inventory in the ordinary course of business;

(xvii) (A) make in a manner inconsistent with past practice, change or revoke any material Tax election, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return (other than amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company, the Subsidiaries of the Company or Parent or its Affiliates) or (D) settle or compromise any Tax claim, notice, audit, investigation, assessment or other proceeding for an amount in excess of $250,000 individually or $1 million in the aggregate or (E) enter into any material Tax Sharing Agreement (it being agreed and understood that none of clauses (i) through (xvi) nor clauses (xviii) through (xix) of this Section 6.1(b) shall apply to any action to the extent such action would be taken into account solely for Tax purposes and not for corporate or other applicable Law purposes);

(xviii) license, escrow, or otherwise grant any rights to, any material Owned Source Code or disclose any material trade secrets owned or processed by the Company or any of its Subsidiaries (except to customers or service providers of, or Persons with professional, business or commercial relationships with, the Company or its Subsidiaries in the ordinary course of business subject to confidentiality obligations); or

(xix) agree, authorize or commit to do any of the foregoing.

(c) Subject to the terms of this Agreement, including Section 6.5 and Section 6.13, after the date of this Agreement and prior to the Effective Time, none of Parent, Merger Sub, the Rollover Stockholders or the Equity Investors shall take or permit any of their respective Subsidiaries to enter into or agree to enter into any agreement that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger or the satisfaction of any of the closing conditions thereto.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e) From the date of this Agreement until the Effective Time, none of Parent, Merger Sub, the Rollover Stockholders or the Equity Investors shall, directly or indirectly (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or Merger Sub to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger; or (ii) take any action that is intended to or would reasonably be expected to adversely affect or delay the ability of Parent or Merger Sub to otherwise perform their respective covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger.

6.2. Acquisition Proposals; Change of Recommendation.

(a) [Reserved.]

(b) No Solicitation or Negotiation. Subject to the terms of this Section 6.2, the Company agrees that, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct each of its and their respective other Representatives to cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(b) and will cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; and shall terminate all access granted to any such

Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access). The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers but excluding any Rollover Stockholder) and directors (other than any Rollover Stockholder) of it or its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii) approve, endorse or recommend any Acquisition Proposal or submit an Acquisition Proposal;

(iv) enter into any Contract or understanding relating to an Acquisition Proposal or that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the Merger; or

(v) resolve or agree to do any of the foregoing.

(c) Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(g), prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and provided, further, that the Company shall promptly make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide nonpublic information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or the Special Committee to make an informed determination under this Section 6.2.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2, the Company Board, including the Special Committee, shall not:

(i) withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation;

(ii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within ten (10) Business Days of such offer, to recommend against acceptance of such offer after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal (including the price) change in any material respect and such change is publicly announced or disclosed)); or

(v) except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 6.2(c) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).

(e) Superior Proposal Termination; Changes of Recommendation.

(i) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if prior to taking either such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal and, to the extent not prohibited by any confidentiality agreement entered into with the Person or Group making such proposal, copies of any written proposals or documents delivered to the Company or its Representatives) and that the Company intends to take such action, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company shall (and shall cause its officers and employees and shall direct its financial advisors and outside legal counsel to) be reasonably available to participate in good faith negotiations with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Equity Commitment Letter such that the Acquisition Proposal would cease to constitute a Superior Proposal, and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines (taking into account any adjustment to the terms and conditions of this Agreement or the Equity Commitment Letter and/or the Guarantee committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(i) shall be reduced to two (2) Business Days; and

(ii) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to an Intervening Event (as defined herein) that occurs or arises after the date of this Agreement, the Company Board or the Special Committee may effect a Change of Recommendation if, prior to taking such action, (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Change of Recommendation, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Equity Commitment Letter and/or the Guarantee as would permit the Company Board (acting on the recommendation of the Special Committee) or the Special Committee not to effect a Change of Recommendation in response thereto; and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee takes into account any adjustments or revisions to the terms of this Agreement and the Equity Commitment Letter and/or the Guarantee proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s stockholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(e)(i) shall be reduced to three (3) Business Days. “Intervening Event” means any change, effect, event, occurrence, state of facts or development that was not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (iii) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.

(f) Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided, however, that nothing in this paragraph (f) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(e).

(g) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, offer or indication of interest (including the identity of the Person or Group making such proposal, indication of interest or offer and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications, but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal or request) and thereafter the Company shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations.

6.3. Proxy Statement Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in no event later than forty-five (45) days after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company and Parent shall reasonably cooperate and use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. If the Company determines that it is required to file a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the Merger and the transactions contemplated by this Agreement pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company and Parent will jointly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and the Company and Parent will use their respective reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing, or any amendment thereto, with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give reasonable consideration to all comments made thereon by Parent or their counsel.

(b) The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement or any Other Required Company Filing and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement or any Other Required Company Filing. Parent shall provide the Company, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement or any Other Required Company Filing from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement and the Company, Parent and Merger Sub, agrees as to themselves and their Subsidiaries, and each Rollover Stockholder agrees, as to themselves and their Subsidiaries (if applicable), that any Other Required Company Filing will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement or in any Other Required Company Filing will, in the case of the Proxy Statement, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, or in the case of any Other Required Company Filing, at the time of the filing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of the Rollover Stockholders, Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing, as applicable. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders. If at any time following the filing of any Other Required Company Filing with the SEC, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to such Other Required Company Filing, so that such Other Required Company Filing would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company and Parent shall promptly jointly prepare an amendment or supplement to such Other Required Company Filing and (ii) the Company and Parent shall jointly cause such Other Required Company Filing as so amended or supplemented to be filed with the SEC.

(d) The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review. Except as required by applicable Law or by the SEC, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or their counsel.

6.4. Company Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC staff of the Proxy Statement, to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company (acting on the recommendation of the Special Committee) may (and, if requested by Parent, on no more than one (1) occasion, the Company shall) adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval and (ii) the Company (acting on the recommendation of the Special Committee) may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company or to give the Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement, within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (i) two (2) months from the originally scheduled date and (ii) four (4) Business Days prior to the Outside Date. Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Stockholder Approval.

(b) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent or Merger Sub or with respect to which any of them has the power to cause to be voted (or to provide a consent), in accordance with the Special Committee’s recommendation, from time to time, with respect to all matters related to this Agreement, including the Merger and any other transactions contemplated hereby, at the Company Stockholders Meeting or any other meeting of stockholders of the Company, at which such matters shall be submitted for consideration and at all adjournments, recesses or postponements thereof.

(c) The Company shall use reasonable best efforts to (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) establish a record date for the Company Stockholders Meeting in accordance with applicable Law and the rules of Nasdaq as promptly as reasonably practicable following the filing of the Proxy Statement.

6.5. Efforts; Cooperation; Antitrust Matters.

(a) Subject to the terms of this Agreement, each of the Company, Parent, the Equity Investors and Merger Sub shall, and the Company shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date and to obtain the approval listed on Section 6.5(a) of the Company Disclosure Schedule, including (i) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; (ii) obtaining from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Affiliates, including under the Antitrust Laws; (iii) avoiding or defending against, as applicable, any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Laws or foreign investment Laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority in connection with the foregoing vacated or reversed; (iv) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement, making or causing to be made all necessary filings under the HSR Act, and as promptly as reasonably practicable after the date of this Agreement submitting all other notifications, filings and registrations required or advisable under the Antitrust Laws, and thereafter supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Law; provided, however, that if there are material changes to the rules under the HSR Act in effect prior to the date that the HSR filings under this Agreement have been made, then Parent and the Company shall make, or cause to be made, filings under the HSR Act as soon as reasonably practicable from the date of this Agreement; and (v) as promptly as reasonably practicable, making any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b) Without limiting the generality of anything contained in this Section 6.5, each Party shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall jointly develop, and each Party shall cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of clearances from any third party and/or any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. Parent shall be entitled, on not more than one (1) occasion, to withdraw the buyer-side HSR Notification and Report Form in accordance with 16 C.F.R. 803.12, and within two (2) days after such withdrawal, refile (or cause to be refiled) the buyer-side HSR Notification and Report Form. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Merger or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and, solely with respect to the Company, shall cause its Affiliates to) use their respective reasonable best efforts to resolve any such objections.

(e) In furtherance, and not in limitation, of the foregoing, Parent shall (and if, and only if, requested by Parent, the Company and its Affiliates shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur no later than the Outside Date, including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company or their respective

Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of their respective Subsidiaries’ freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the Company or any of their respective Subsidiaries; provided, however, that nothing in this Agreement shall require either Party to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to the Company only from and after the Effective Time in the event that the Closing occurs.

(f) Notwithstanding anything to the contrary herein, solely with respect to its filing obligations pursuant to clause (iv) of Section 6.5(a), Parent shall cause its Affiliates to comply with the obligations set forth in this Section 6.5 as if such Affiliates were Parent, as applicable, and any failure by any of their respective Affiliates to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent, as applicable.

(g) For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate transactions involving foreign investments including any Laws that provide for review of national security matters.

6.6. Information; Access and Reports.

(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, consent, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.

(b) Subject to applicable Law, upon reasonable advance notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Information or PHI), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, to the Company and its Subsidiaries’ employees, contracts and licenses, information relating to the matters listed on Section 6.6(b) of the Company Disclosure Schedule, and other books and records and such other information that Parent may reasonably request, in each case, solely for purposes of consummating the Merger or for reasonable integration planning (other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto) or any Acquisition Proposal or Superior Proposal); provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; (ii) to disclose any privileged information of the Company or any of its Subsidiaries; or (iii) to disclose personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability; provided that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i), (ii) and (iii), the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. The Confidentiality Agreement, dated as of March 21, 2024 (the “Confidentiality Agreement”), by and between the Company and Altaris, LLC, shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7. Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, and the deregistration by the Surviving Corporation of the Shares under the Exchange Act as promptly as practicable after the Effective Time and the suspension of the Company’s duty to file reports under sections 13 and 15(d) of the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby, (c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement, or (d) internal announcements to employees that are not made public (provided, that, with respect to clause (d), the Company shall reasonably consult with Parent with respect thereto). Notwithstanding anything to the contrary in this Section 6.8, each of the Parties may make public statements so long as any such statements are consistent with previous public statements made by Parent or the Company in compliance with this Section 6.8. Notwithstanding the foregoing, Altaris, LLC and its affiliated investment funds may engage in ordinary course communications consistent with past practice with their current or prospective investors of Altaris, LLC or its affiliated investment funds, in each case, who are subject to customary confidentiality obligations and applicable Law with respect to such communications.

6.9. Employee Benefits.

(a) Parent agrees that each Employee who continues to be employed with the Company or its Subsidiaries (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date or the Continuing Employee’s termination of employment, be provided with (i) a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time, (ii) annual target cash bonus opportunities that are no less favorable than as in effect for such Continuing Employee immediately prior to the Effective Time and (iii) employee and fringe benefits (including vacation/leave, health, welfare and 401(k) benefits, but excluding any equity or equity-related incentive opportunities, retention benefits, transaction benefits, change in control benefits, nonqualified deferred compensation, defined benefit pension compensation, and retiree medical or welfare plans or arrangements) that are substantially comparable in the aggregate to the other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time. Additionally, Parent agrees that each Continuing Employee who experiences a severance-qualifying termination of employment within twelve (12) months following the Closing Date will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, in each case as identified on Section 6.9 of the Company Disclosure Schedule (each, a “Company Severance Plan”), under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such Company Severance Plan.

(b) Parent shall cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the corresponding Benefit Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for accrual of or entitlement to equity or equity-related incentive opportunities, any nonqualified deferred compensation plans, defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent such service was credited under a comparable Benefit Plan.

(c) Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans. From and after the Effective Time, Parent shall, and shall cause its Affiliates to, honor all obligations and rights under the Benefit Plans in accordance with their terms as in effect in connection with any such transaction from time to time; provided that nothing herein will limit any right to amend, modify or terminate any such arrangement in accordance with its terms.

(d) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third-party beneficiary rights for the benefit of any employee, officer, director or individual service provider of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except as otherwise expressly set forth herein and except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be divided equally between Parent and the Company.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of the Agreement (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of the Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.

(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.

(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the

Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or to pay an aggregate amount exceeding three hundred percent (300%) of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall provide copies of proposed renewal policies to Parent prior to placement and shall reasonably consult with Parent with respect thereto.

(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers at least fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11; provided that, in the case of clause (ii), the transferee of such assets shall assume only its pro rata portion of the indemnification and payment obligations set forth in this Section 6.11 (in accordance with the proportion of the properties and assets of Parent or the Surviving Corporation acquired by such transferee), and Parent and the Surviving Corporation shall remain liable and responsible for any portion of such indemnification and payment obligations not assumed by such transferee.

6.12. Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in (but not to control) the defense and/or settlement of any such litigation (in each case at Parent’s expense) and shall consider in good faith Parent’s advice with respect to such litigation. In no event shall the Company enter into or agree to any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

6.13. Financing.

(a) Parent and Merger Sub shall and shall cause their respective Affiliates to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to fund the Financing on the terms and subject to the conditions described in the Equity Commitment Letter on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions in the Equity Commitment Letter and complying with their obligations thereunder, (iii) enforcing their rights under the Equity Commitment Letter pursuant to the terms and subject to the conditions thereof and (iv) if all conditions precedent to the funding of the Financing set forth in the Equity Commitment Letter are satisfied, consummate the Financing at or prior to the Closing.

(b) Parent and Merger Sub shall not, and shall cause their respective Affiliates not to, without the prior written consent of the Company permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Equity Commitment Letter. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, modification or waiver.

(c) The foregoing notwithstanding, compliance by Parent with this Section 6.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available. To the extent Parent obtains amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 6.13 and without any Prohibited Modification, references to the “Financing,” and “Equity Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.

Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.13 will require either Parent or Merger Sub to seek the Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

6.14. Payoff Letter. The Company shall, and shall cause its Representatives to, use reasonable best efforts to deliver or cause to be delivered to Parent at least two (2) Business Days prior to the Closing an executed payoff letter from the administrative agent under the Company Credit Agreement, which payoff letter shall be in a form reasonably acceptable to Parent and (a) set forth the aggregate amounts required to be paid in order to pay in full all obligations outstanding pursuant to the Company Credit Agreement as of the Closing (other than obligations that expressly survive termination of the Company Credit Agreement) (the “Payoff Amount”) and provide wire instructions for such payment and (b) provide that, upon payment in full of such amounts, the obligations of the Company and its Subsidiaries under the Company Credit Agreement (other than contingent obligations as to which no claim has been asserted and other obligations that expressly survive termination of the Company Credit Agreement) shall be terminated and all Liens on the assets of the Company and the Subsidiaries of the Company securing obligations outstanding under the Company Credit Agreement and all guarantees with respect to such obligations shall be released and irrevocably terminated (the “Credit Agreement Termination”). Notwithstanding anything to the contrary herein, (x) in no event shall this Section 6.14 require the Company or any of its Subsidiaries to deliver any instrument that is not conditioned on the occurrence of the Closing or cause the Credit Agreement Termination unless the Closing shall have occurred and (y) Parent shall pay, or shall cause one of its Subsidiaries to pay (including by paying the Payoff Amount to the Company which shall following receipt be paid as directed pursuant to the payoff letter), the Payoff Amount in full on behalf of the Company on the Closing Date.

6.15. Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

(c) Resignations. At or prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of each member of the Company Board, in each case, effective as of (and conditioned upon) the Closing.

(d) Cash Balance. The Company and its Subsidiaries shall have an aggregate cash balance of no less than $40 million (on a consolidated basis) as of 11:59 p.m. the day before the Closing Date. For the purposes of this provision, “cash balance” shall mean the aggregate of all cash, cash equivalents, cash in transit, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items of a Person calculated in accordance with GAAP; provided, that, for the avoidance of doubt, in no event shall cash balance be reduced by the fees, costs and expenses in the following categories: (i) financial advisory and legal advisory fees incurred in connection with the transactions contemplated by this Agreement, (ii) employee bonuses for the fiscal year 2024 (other than the Retention Program), (iii) “tail” insurance policies for director and officer liability, employment practices liability and fiduciary liability, and (iv) proxy solicitation, filings fees and other similar administrative fees incurred in connection with the transactions contemplated by this Agreement, as long as such fees, costs and expenses do not exceed, in the aggregate, the amount set forth on Section 6.15(d) of the Company Disclosure Schedule. By way of illustration only, if cash balance is $40 million at 11:50 p.m. the day before the Closing Date and the Company pays $500,000 of proxy-related expenses in connection with the transactions contemplated by this Agreement at 11:55 p.m. on the date prior to the Closing Date, the aggregate cash balance (on a consolidated basis) as of 11:59 p.m. on the day before the Closing Date shall nevertheless be $40 million.

6.16. Obligations of Parent.

(a) Parent shall cause Merger Sub and, after the Closing, the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement and the Guarantee, as applicable and, in each case, any failure by any of them to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.

(b) Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.

(c) Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary.

6.17. Financing Cooperation.

(a) The Company shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to use commercially reasonable efforts to provide, customary cooperation, to the extent reasonably requested by Parent in writing, in each case to the extent necessary for the arrangement of third-party debt financing that may be obtained by Parent in connection with the transactions contemplated by this Agreement (the “Debt Financing”); provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its Affiliates, including using commercially reasonable efforts to:

(i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(ii) to the extent required by any Debt Financing, facilitate the pledging of collateral (and the perfection thereof), effective no earlier than the Closing;

(iii) furnish to Parent historical financial information regarding the Company as is reasonably available to the Company at such time, customarily required in connection with the execution of financings of a type similar to the Debt Financing and reasonably requested by Parent in connection with the Financing; it being understood that the Company shall have satisfied the obligations set forth in this sentence if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided;

(iv) provide reasonable and customary assistance to Parent and the applicable lenders in the preparation of customary lender presentations and other marketing material for the Debt Financing;

(v) at least three (3) Business Days prior to Closing, provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company and its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date;

(vi) cooperate with the applicable lenders due diligence, to the extent customary and reasonable;

(vii) assisting with the preparation, execution and delivery of definitive documents in connection with the Debt Financing, including a certificate of the chief financial officer (or other comparable officer) of the Company with respect to solvency of the Company and its Subsidiaries (after giving effect to the transactions contemplated hereby) on a consolidated basis in a customary form; and

(viii) delivering notices of prepayment or termination (which notices may be conditioned on the occurrence of the Closing) to the extent required by a the Company Credit Agreement prior to prepayment within the time periods required by such agreement.

(b) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.17 that could: (i) require the Company or any of its Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, notice, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (provided that the Company will, to the extent otherwise required hereby, use commercially reasonable efforts to cause persons who will continue as officers or directors, as applicable, of the Company or any of its Subsidiaries after the occurrence of Closing, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents in their capacities as such officers or directors, in each case, which resolutions and documents are subject to and conditioned upon, and do not become effective until, the occurrence of Closing), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determine would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the delivery of any opinion of counsel, (ix) require the Company or any of its Affiliates to prepare any financial statements or information that are not available to the Company and prepared in the ordinary course of the Company’s financial reporting practice or (x) require the Company or any of its Affiliates to prepare or deliver any (1) consolidating financial statements, Subsidiary financial statements, related party disclosures, segment information, including any required by FASB Accounting Standards Codification Topic 280, (2) financial information that the Company or its Affiliates does not maintain in the ordinary course of business, (3) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, or (4) (x) pro forma financial information or pro forma financial statements or (y) projections. Nothing contained in this Section 6.17 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 6.17 and any information used in connection therewith.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligation of the Company and its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including any Debt Financing) that may be obtained by Parent with respect to the transactions contemplated by this Agreement and the Equity Commitment Letter, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Equity Commitment Letter shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including any Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s or its Subsidiaries’ breach of any of the covenants required to be performed by it under this Section 6.17 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b).

(d) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.17 shall be kept confidential in accordance with the Confidentiality Agreement.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Clearance. The waiting period (or any extensions thereof) applicable to the Merger under the HSR Act, in each case, relating to the Merger shall have expired, been terminated or waived.

(c) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) or Order that is in effect that enjoins or otherwise prohibits consummation of the Merger.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(g)(ii) (Absence of Material Adverse Effect) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in the first three (3) sentences of Section 5.1(b)(i) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, (iii) each of the representations and warranties of the Company set forth in the Section 5.1(b) (Capital Structure) (other than (x) the first three (3) sentences of Section 5.1(b)(i) and (y) Section 5.1(b)(vi)), the first sentence of Section 5.1(a)(i) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(m) (Takeover Statutes) and Section 5.1(u) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article IV.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before December 21, 2024 (the “Initial Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if on the Initial Outside Date, all the conditions to Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent relating to an Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, then the Initial Outside Date shall automatically be extended for three (3) months from the Initial Outside Date, the “Extended Outside Date”; provided, further, notwithstanding the foregoing provisions of this Section 8.1(b), Parent and the Company may mutually agree in writing to amend the Outside Date to any other date as agreed. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended to the Extended Outside Date or such later date pursuant to the foregoing, in which case, the term “Outside Date” shall mean the Extended Outside Date or such later date;

(c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement (and the Company Stockholders Meeting shall have concluded);

(d) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order shall become final and non-appealable;

(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company was or shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b);

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b);

(g) by Parent, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred; or

(h) by the Company, prior to the time the Company Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(e); provided that prior to or concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee due to Parent.

8.2. Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 8.2(b), 8.2(d) and 8.2(e), in the event of termination of this Agreement and the abandonment of the Merger and any other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that (x) subject to the Liability Limitation, no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or Willful and Material Breach of its obligations set forth in this Agreement and (y) the provisions set forth in Section 6.10, the last sentence of Section 6.17(b), this Section 8.2, the second and third sentences of Section 9.1 and Article IX (and the relevant definitions therein) shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

(b) Subject to Section 8.2(e), in the event that this Agreement is terminated:

(i) (A) by either the Company or Parent pursuant to Section 8.1(c) (Company Stockholder Approval Not Obtained);

(B) an Acquisition Proposal shall have been made publicly or announced by the Company or the Company Board which Acquisition Proposal has not been publicly withdrawn at least three (3) Business Days prior to the Company Stockholders Meeting; and

(C) within twelve (12) months of such termination, the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (regardless of whether the transaction contemplated by such Alternative Acquisition Agreement occurs within the 12-month period) or shall have consummated a transaction that constitutes an Acquisition Proposal; provided that, for purposes of this Section 8.2(b), the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) by Parent pursuant to Section 8.1(g) (Change of Recommendation); or

(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within two (2) Business Days after the entry into an Alternative Acquisition Agreement, (2) in the case of Section 8.2(b)(ii), within two (2) Business Days after termination of this Agreement or the consummation of a transaction that constitutes an Acquisition Proposal and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $17,673,572.40 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to timely pay Parent the Company Termination Fee due pursuant to Section 8.2(b) and, to obtain such Company Termination Fee, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent (i) Parent’s reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made (the “Interests and Expenses”); provided that, in no event shall the aggregate Interests and Expenses payable by the Company exceed $2 million in the aggregate; provided that if such suit does not result in a judgment against the Company, Parent shall pay to the Company its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit (not to exceed $2 million in the aggregate).

(d) (A) Notwithstanding anything to the contrary in this Agreement (but, for the avoidance of doubt, without limiting the Parties’ rights under Section 8.2(e)(ii) and (iv)), (i) under no circumstances will the collective monetary damages payable by (x) Parent, Merger Sub, the Equity Investors, the Guarantor or any of their respective Affiliates for breaches under this Agreement exceed an amount equal to $45 million (the “Liability Limitation”) or (y) by the Company or any of their Affiliates for breaches under this Agreement exceed the Liability Limitation, (ii) in no event will any of (x) the Company or any of its Related Parties, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award for breaches under this Agreement (which, for the avoidance of doubt, shall not limit the Company’s right to seek, in the alternative, specific performance pursuant to Section 9.5(b) and enforce the Equity Commitment Letter) in excess of the Liability Limitation against (I) Parent, Merger Sub, the Equity Investors or the Guarantor, or (II) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantor and (y) Parent, Merger Sub, the Rollover Stockholders, the Equity Investors, the Guarantor or any of their respective Related Parties seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award for breaches under this Agreement (which, for the avoidance of doubt, shall not limit Parent’s right to seek, in the alternative, specific performance pursuant to Section 9.5(b)) in excess of the Liability Limitation against (I) the Company or (II) the Related Parties of the Company. For the purposes of this Section 8.2, a “Related Party” of a Person shall mean such Person’s former, current, or future general or limited partners, equityholders, stockholders, directors, officers, employees, managers, members, Affiliates, assignees, agents and other Representatives; provided, that, the Company’s Related Parties shall not include the Rollover Stockholders. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) Notwithstanding anything to the contrary herein, (i) a Party’s right to monetary damages (subject to the Liability Limitation) from the other Party in the event of fraud or Willful and Material Breach by such other Party, (ii) a Party’s right in connection with claims against the parties to the Confidentiality Agreement or the Guarantee in accordance with the terms thereof, (iii) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.2(b), Parent’s right to receive the Company Termination Fee and any additional amounts pursuant to Section 8.2(b), (iv) the Company’s right to specific performance pursuant to Section 9.5(b) and enforce the Equity Commitment Letter and (v) the Company’s right to reimbursement under Section 6.10 and the last sentence of Section 6.17(b), shall be the sole and exclusive remedies of such Party and its Subsidiaries and any of their respective Related Parties against the other Party, the other Party’s Subsidiaries and any of the other Party’s or its Subsidiaries’ respective Related Parties for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or any other transactions contemplated by this Agreement to be consummated. Each of the Parties acknowledges and agrees that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger in accordance with their respective terms. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 8.2 (Effect of Termination and Abandonment) and the Guarantee shall survive the termination of this Agreement in accordance with its terms. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the Company’s stockholders without obtaining such further approval.

9.3. Waiver. The conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a ..pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware,. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, subject to the limitations set forth therein and in this Section 9.5(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in any court referred to in Section 9.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing on the terms set forth herein.

(c) Notwithstanding any other provision of this Agreement to the contrary, under no circumstances will the Company or any Related Party of the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages; provided that, notwithstanding anything to the contrary in this Section 9.5(c) each Party expressly acknowledges and agrees that the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit either Party from seeking in the alternative from the Chosen Court monetary damages up to the Liability Limitation. Subject to the preceding sentence, the Parties further agree that by seeking the remedies provided for in Section 9.5(b), a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Rollover Agreements, the Equity Commitment Letter or the Guarantee.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any actions or omissions of any Rollover Stockholder taken or omitted to be taken under the Rollover Agreements after the date of this Agreement constitute a breach by the Company or its Affiliates of a covenant or agreement contained in this Agreement, the Equity Commitment Letter or the Guarantee, or result in any of the representations or warranties of the Company contained in this Agreement or the Guarantee becoming inaccurate.

9.6. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to Parent or Merger Sub:

Impact Acquiror Inc.

c/o Altaris, LLC

10 East 53rd Street, 31st Floor

New York, NY 10022

Attention:  Nicholas Fulco

Email:   nicholas.fulco@altariscap.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  David Feirstein, P.C.; William N. Lay

Email:   david.feirstein@kirkland.com; william.lay@kirkland.com

If to the Company:

Sharecare, Inc.

255 East Paces Ferry Road NE, Suite 700

Atlanta, Georgia 30305

Attention:  Carrie Ratliff, Chief Legal Officer

Email:   legal@sharecare.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Mark Gordon; Meng Lu

Email:   MGordon@wlrk.com; MLu@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7. Entire Agreement.

(a) This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Guarantee and the Equity Commitment Letter, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

(b) The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

9.8. No Third-Party Beneficiaries. Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies of any nature hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the Company’s stockholders shall be third-party beneficiaries of, and entitled to rely on, the right to receive the Merger Consideration pursuant to Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance); provided, further, the Company shall have the right, on behalf of the Company’s stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.5(b) or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder) in the event of a breach by Parent or Merger Sub of Section 4.1 or Section 4.3 of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders. The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Capitalized terms used but not defined in this Agreement have the meanings specified in Annex A.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub shall only include documents filed or furnished by the Company (i) with the SEC and that are publicly available at least one (1) Business Day prior to the date hereof or (ii) in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement (and which Parent can access). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent or Merger Sub may transfer or assign their rights and obligations under this Agreement, by written notice to the Company, to one of their Affiliates, in which event all references to Merger Sub or Parent, as applicable, in this Agreement shall be deemed references to such Affiliate, except that all representations and warranties made in this Agreement with respect to Merger Sub or Parent, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (c) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

IMPACT ACQUIROR INC.

By:	/s/ Nicholas Fulco
Name:	Nicholas Fulco
Title: President

IMPACT MERGER SUB INC.

By:	/s/ Nicholas Fulco
Name: Nicholas Fulco
Title: President

SHARECARE, INC.

By:	/s/ Justin Ferrero
Name: Justin Ferrero
Title: President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, with customary provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement.

“Acquisition Proposal” means any proposal or offer by any Person or Group with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company; (ii) any direct or indirect acquisition by any Person or Group resulting in, or proposal or offer, which if consummated would result in, any Person or Group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty-five percent (25%) or more of the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) none of Parent, Merger Sub or the Rollover Stockholders shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (x) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent, Merger Sub or the Rollover Stockholders, in each case, for any purpose hereunder and (y) the Guarantor, the Equity Investors and their respective controlled Affiliates shall be deemed to be Affiliates of Parent and Merger Sub.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.

“Commercial Warrant Agreements” means, collectively, (i) that certain Warrant Agreement by and between the Company and WellStar Health System, Inc., dated as of November 13, 2020; (ii) that certain Warrant Agreement by and between the Company and Trinnovate Ventures, Inc., dated as of September 6, 2019; and (iii) that certain Warrant Agreement by and between the Company and Aflac Ventures LLC, dated as of September 11, 2019.

“Commercial Warrants” means, collectively, those certain warrants issued pursuant to the Commercial Warrant Agreements.

“Commercial Warrant Certificates” means, collectively, the certificates evidencing each of the Commercial Warrants issued pursuant to the Commercial Warrant Agreements.

“Company Credit Agreement” means that certain Credit Agreement, dated as of March 9, 2017, by and among the Company, its applicable subsidiaries, the lenders and other parties thereto and Wells Fargo Bank, National Association, as administrative agent, as in effect from time to time.

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares and Preferred Shares entitled to vote thereon, voting together as a single class.

“Company Warrant Agreements” means that certain Warrant Agreement by and between Falcon Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, dated as of September 21, 2020, and that certain Private Placement Warrants Purchase Agreement with Falcon Equity Investors LLC.

“Company Warrants” means, collectively, those certain warrants issued pursuant to the Company Warrant Agreements.

“Confidential Data” means all data for which (i) the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company and (ii) confidential data or other trade secrets included in Owned Intellectual Property or processed by the Company or any of its Subsidiaries.

“Dissenting Shares” means Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Earnout Shares” means the Shares subject to the Earnout Escrow Agreement by and among Falcon Capital Acquisition Corp., Colin Daniel, Falcon Equity Investors LLC and Continental Stock Transfer & Trust Company, dated as of July 1, 2021.

“Environmental Law” means any Law relating to the protection of the environment or human health and safety as it relates to any Hazardous Substance.

“Excluded Shares” means, collectively, Shares that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c), Preferred Shares, Dissenting Shares, Earnout Shares and Rollover Shares.

“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means any material that is presently listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law, including, without limitation, any petroleum compounds, asbestos, or polychlorinated biphenyls.

“Health Care Laws” means any Law or any other requirement or restriction of any Governmental Authority, including any Company Permit or similar right granted under any of the foregoing, related to the regulation of the healthcare industry, the regulation of healthcare professionals, or payment or reimbursement for, delivery, provision, management, or administration of, ordering or arranging for any healthcare items or services or items or services rendered, provided, dispensed, or furnished by healthcare suppliers or providers (including, but not limited to, hospitals, skilled nursing facilities, nursing homes, hospices, long term facilities, nursing facilities, assisted living facilities, or Health Care Providers). Health Care Laws specifically include, but are not limited to, 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Statute), and all same or similar state law counterparts; 42 U.S.C. § 1320a-7a (commonly called the Civil Monetary Penalties Statute), and all same or similar state law counterparts; 42 U.S.C. § 1395nn (commonly called the Stark Law), and all same or similar state law counterparts; 42 U.S.C. § 1320a-7 (commonly called the Exclusion Statute), and all same or similar state law counterparts; 31 U.S.C. §§ 3729 et seq. (commonly called the False Claims Act), and all same or similar state law counterparts; the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); HIPAA; the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain Drug Enforcement Agency Registration and any and all same or similar state law counterparts; the federal Food, Drug and Cosmetics Act, and all same or similar state law counterparts; all laws relating to the practice of medicine, the corporate practice of medicine, fee splitting and professional licensure; any and all applicable laws governing, regulating or pertaining to the payment for healthcare related items or services including HIPAA provisions relating to standard transactions and any and all same or similar laws; all laws and relating to any government healthcare program; and the regulations promulgated pursuant to all of the statutes and laws listed or referenced above.

“Health Care Provider” means any physician, pharmacist, nurse, home health aide, physician assistant or advance practice nurse providing healthcare services directly placed by the Company or its Subsidiaries either on a permanent or temporary basis to render healthcare services, or otherwise under Contract or engaged by the Company or its Subsidiaries to render healthcare services.

“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means (i) all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), (ii) any contingent liability for or guaranty by a Person of any such obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person or such Person’s Subsidiaries in any property as security for any such liability, guaranty or obligation) or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), in the case of (i) through (iii), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Intellectual Property” means all rights arising in any jurisdiction throughout the world arising under, provided by, or associated with any of the following: (i) patents and patent applications, including any renewals, reissuances, modifications, continuations, continuations-in-part, revisions, divisionals, reexaminations, extensions and foreign counterparts thereof; (ii) trademarks, service marks, trade dress, logos, trade names and other designations of source or origin; (iii) internet domain names, social media accounts, uniform resource locators (URLs), and other identifiers and locators associated with Internet addresses and sites; (iv) copyrights and corresponding rights of authors in works of authorship (including in software as a work of authorship); (v) trade secrets and industrial secret rights, and intellectual property rights in inventions, know-how, data, databases, software, processes, and confidential or proprietary business, financial, or technical information; (vi) any other similar or equivalent intellectual property or proprietary right in any jurisdiction; and (vii) any registration of or applications for any of the foregoing.

“IT Systems” means the software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, in each case, owned or controlled by the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of the persons listed on Section A.1 of the Parent Disclosure Schedule.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” means any mortgage, lien, license (other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business), pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than restrictions on transfer arising under applicable securities Laws.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, state of facts or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (A) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (B) changes generally affecting the industries (including healthcare) or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries or their customers operate; (C) changes or proposed changes in U.S. GAAP or other accounting standards or interpretations thereof; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F) any capital market conditions, in each case in the United States or any other country or region in the world in which the Company and its Subsidiaries operate; (G) changes or proposed changes in Laws (or the enforcement or interpretation thereof); (H) a decline in the price or trading volume of the Shares on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (I) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (J) (x) the identity of Parent or Merger Sub or (y) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons; (K) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger or any other transactions contemplated by this Agreement (provided no effect shall be given to this clause (K) for purposes of any representation or warranty in Section 5.1(d) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (L) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub or expressly contemplated by this Agreement; or (M) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clauses (A) through (G), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other, similarly sized and situated companies in the industry in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Non-Recused Directors” means the members of the Company Board other than the Recused Directors.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Intellectual Property.

“Owned Source Code” means source code included in the Owned Intellectual Property.

“Permitted Liens” means: (I) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property, (w) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Leased Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (x) any conditions that would be apparent or revealed by a current survey or physical inspection, (y) zoning, building, subdivision or other similar requirements or restrictions and (z) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (IV) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property; (V) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (VI) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended March 31, 2024 (including any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet and disclosed on the Company Disclosure Schedule, (VII) Liens to be released at or prior to Closing; (VIII) Liens securing obligations under or secured pursuant to the Company Credit Agreement; and (IX) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means any information that (i) specifically identifies, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household, or (ii) is otherwise defined as “personal information,” “personal data,” or “personally identifiable information” under any applicable privacy Laws.

“PHI” means Protected Health Information (as defined in 45 C.F.R. § 160.103).

“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries and to the extent pertaining to the privacy, data security, use, disclosure, interoperability, or processing of Personal Information or PHI, all: (a) Laws; (b) contractual obligations of the Company; and (c) public policies issued by any Governmental Authority binding on the Company.

“Rollover Stockholders” means (i) the Person(s) set forth on Section A.1(i) of the Parent Disclosure Schedule or (ii) with the prior written consent of the Company, any other Person, if and only if Parent or any of its Affiliates enters into an agreement (each, a “Rollover Agreement”) with such Person(s) on the date of this Agreement or during the period between the date of this Agreement and the Effective Time, in each case, providing for such Person(s) to contribute, transfer and assign all of his, her or its right, title and interest in the number of Shares owned by such Person(s) as specified in the applicable Rollover Agreement to Parent or certain of its Affiliates in exchange for certain equity securities in the Surviving Corporation or an Affiliate thereof; provided, that, without the Company’s prior written consent no Rollover Agreement (other than the JA Rollover Agreement entered into concurrently with this Agreement) shall be entered into, and any purported agreement shall be null and void, unless such Agreement contains (x) obligations for any Person intending to contribute, transfer and assign all of his, her or its right, title and interest in the number of Shares owned by such Person(s) to duly perform, satisfy and discharge on a timely basis, all of the respective covenants, obligations and liabilities under Section 6.1(c), 6.1(e), 6.3(c) and 8.2(d) of this Agreement applicable to a Rollover Stockholder, (y) an agreement by that such covenants and agreements shall not be amended, modified or waived without the prior written consent of the Company (which consent shall have been approved by the Special Committee) and (z) the Company is an express third party beneficiary thereunder able to enforce the applicable provisions thereunder as if the Company were a party thereto.

“Rollover Shares” shall have the meaning given to such term under that certain Rollover Agreement, as of June 21, 2024 by and among Impact Aggregator LP, Impact Upper Parent, Inc., a Delaware corporation (“Topco Inc.”) and the Person listed on the Schedule A attached thereto (the “JA Rollover Agreement”).

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Recused Directors” means the members of the Company Board listed on Section A.2 of the Company Disclosure Schedule.

“Registered Intellectual Property” means all Owned Intellectual Property that is issued by, registered with or the subject of a pending application before any Governmental Authority or (in the case of domain name registrations) any domain name registrar.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person has adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. For the avoidance of doubt, the Sharecare Foundation is not a Subsidiary of the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references therein to twenty-five percent (25%) being deemed to be replaced with references to fifty percent (50%)), by a Person or Group that either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account such legal, financial, regulatory and other aspects of such proposal and the Person or Group making such proposal, as the Company Board or the Special Committee deems relevant, to be more favorable to the Company’s stockholders (in their capacity as such) than the Merger (taking into account, as the Company Board or the Special Committee deems relevant, all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed to in writing by Parent pursuant to Section 6.2(e)(i)).

“Tax” or “Taxes” means all federal, state, local, provincial or foreign income, windfall or other profits, franchise, gross receipts, capital, capital stock, payroll, sales, employment, social security, unemployment, use, ad valorem, property, estimated, withholding, excise, severance, stamp, customs duties, occupation, value added, inventory, license, transfer, and any other charge in the nature of tax imposed by any Governmental Authority, together with all interest, penalties and additions to tax imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any returns, reports, declarations, elections, claims for refunds, estimated tax filings, information returns or similar filings filed or required to be filed with any Governmental Authority with respect to Taxes, including any attachments thereto and any amendments thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax allocation or Tax indemnity agreement (other than (x) any commercial, lease, or acquisition agreement, a principal purpose of which is not related to Taxes or (y) any agreement exclusively between or among the Company and/or its Subsidiaries).

“U.S. GAAP” means United States generally accepted accounting principles.

“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or could reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

Term	Section
Action	5.1(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(iv)
Antitrust Law	6.5(g)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Shares	4.1(a)
Bylaws	2.2
cash balance	6.15(d)
Certificate of Merger	1.3
Change of Recommendation	6.2(d)(iv)
Charter	2.1
Chosen Courts	9.5(a)

CIC Plan	4.3(a)(i)
CIC Plan Participants	4.3(a)(i)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	5.1
Company Equity Awards	4.2(b)
Company Option	4.3(a)(i)
Company Permits	5.1(j)(ii)
Company Recommendation	5.1(c)(iii)(C)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(b)(i)
Company Severance Plan	6.9(a)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.2(b)
Confidentiality Agreement	6.6(b)
Contingent Cash Award	4.3(a)(i)
Contingent Unit Award	4.3(a)(i)
Continuing Employee	6.9(a)
Contract	5.1(d)(ii)
Credit Agreement Termination	6.14
D&O Insurance	6.11(c)
Debt Financing	6.17(a)
DGCL	Recitals
DOJ	6.5(b)
DTC	4.2(c)(i)
Effective Time	1.3
Employees	5.1(i)(i)
Equity Commitment Letter	5.2(f)(i)
Equity Investors	5.2(f)(i)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Extended Outside Date	8.1(b)
Financing	5.2(f)(i)
FTC	6.5(b)
Governmental Authority	5.1(d)(i)
Guarantee	Recitals
Guarantor	Recitals
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Initial Outside Date	8.1(b)
Interests and Expenses	8.2(c)
Intervening Event	6.2(e)(ii)
IRS	5.1(i)(i)
Labor Agreement	5.1(p)(i)
Laws	5.1(j)(i)
Letter of Transmittal	4.2(c)(i)
Liability Limitation	8.2(d)
Material Contract	5.1(k)(i)
material weakness	5.1(e)(ii)
Measurement Time	5.1(b)(i)
Merger	Recitals
Merger Consideration	4.1(a)

Merger Sub	Preamble
Multiemployer Plan	5.1(i)(ii)
non-CIC Plan Participant	4.3(a)
Option Consideration	4.3(a)(i)
Order	5.1(h)
Other Required Company Filing	6.3(a)
Outside Date	8.1(b)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Payoff Amount	6.14
Preferred Shares	4.1(a)
Proxy Statement	6.3(a)
Related Party	8.2(d)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
significant deficiency	5.1(e)(ii)
Special Committee	Recitals
Specified Acquisition	6.1(e)
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(m)

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHARECARE, INC.

[•], 202[4]

Sharecare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Sharecare, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 2020 (the “Original Certificate”) under the name “Falcon Capital Corp I.”

2. The First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 22, 2020. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 23, 2020. The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on September 21, 2020. The Fourth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on July 2, 2021 (the “Fourth A&R Certificate”).

3. This Fifth Amended and Restated Certificate of Incorporation (this “Fifth Amended and Restated Certificate”), which both restates and amends the provisions of the Fourth A&R Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Fifth Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5. The text of the Fourth A&R Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Sharecare, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 615,000,000 shares, consisting of (a) 600,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 15,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, a number of shares of such class or classes necessary to effect the conversion of any such rights, warrants and options created and issued by the Corporation.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fifth Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fifth Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose or by written consent.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fifth Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called by the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Fifth Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by either a duly called annual or special meeting of such stockholders or by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Fifth Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fifth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

AMENDMENT OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fifth Amended and Restated Certificate and the DGCL; provided, however, that, notwithstanding any other provision of this Fifth Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Fifth Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Fifth Amended and Restated Certificate of Incorporation and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fifth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Fifth Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Fifth Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fifth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fifth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Fifth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fifth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, Sharecare, Inc. has caused this Fifth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Sharecare, Inc.

By:
Name:	Brent Layton
Title:	Chief Executive Officer

Exhibit 99.1

Sharecare enters into definitive agreement to be acquired by Altaris

Sharecare shareholders to receive $1.43 per share in cash

Transaction will deliver significant immediate cash value to stockholders upon closing,

best positions Sharecare to continue to deliver exceptional service to clients and drive innovation

ATLANTA – June 21, 2024 – Sharecare (Nasdaq: SHCR), the digital health company that helps people manage all their health in one place, announced today that it has entered into a definitive agreement to be acquired by an affiliate of Altaris, LLC, an investment firm exclusively focused on the healthcare industry.

Under the terms of the definitive merger agreement, Sharecare stockholders will receive $1.43 in cash per share. The merger consideration of $1.43 per share represents a premium of approximately 85% over the closing price of Sharecare on June 20, 2024, the last trading day prior to public disclosure of the transaction and an 87% premium over the 90-day volume weighted average trading price. Upon the completion of the acquisition, Sharecare will become a privately held company and its common stock will no longer be listed on Nasdaq.

Sharecare’s comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide health and well-being. Across all three of its business channels, Sharecare delivers value to the healthcare system by improving access and outcomes for patients, imperatives that are clearly aligned with Altaris’ investment strategy and focus.

Jeff Arnold, Sharecare’s founder and executive chairman of the Board of Directors, said, “After embarking on a deliberate process to maximize stockholder value and best position Sharecare for continued growth and success, we carefully evaluated a variety of options. Our Board of Directors determined that this transaction is in the best interests of Sharecare and its stockholders and, upon closing, will deliver significant, immediate, and certain value to our stockholders.”

Arnold added, “With Altaris as a partner, we are excited to continue executing on Sharecare’s mission with the benefit of their deep healthcare industry expertise, as well as increased capital and strategic and operational flexibility to continue providing industry-leading solutions to our customers across our three channels.”

“Today’s announcement not only delivers value for Sharecare’s stockholders but also will result in exciting opportunities for our employees and customers,” said Brent Layton, CEO of Sharecare. “This transaction is an important step forward to enable the continued growth and evolution of Sharecare, and further strengthens us as we deploy our innovative technology across the healthcare sector.”

Transaction Details

A special committee (the “Special Committee”) of the Board of Directors of Sharecare (the “Board”), comprised solely of independent directors, carefully evaluated Altaris’ proposal and alternatives thereto. Following this process, the Special Committee determined that the transaction is in the best interests of Sharecare and its stockholders, and acting upon the recommendation of the Special Committee, the Board approved the merger agreement and the transaction, and will recommend that the Company’s stockholders approve both the adoption of the merger agreement and the transaction on the terms set forth in the merger agreement.

The transaction is expected to close in the second half of 2024, subject to customary closing conditions, including approval by Sharecare stockholders and the receipt of required regulatory approvals. The transaction is not subject to a financing condition.

Arnold has agreed to vote his shares in favor of the transaction, and will roll over substantially all of his existing equity and continue to be a significant shareholder following this transaction. In addition, Arnold will continue to serve as executive chairman and Layton as CEO, and Sharecare’s current executive leadership team is expected to continue in their roles following the close of the transaction.

Advisors

Houlihan Lokey and MTS Health Partners are acting as financial advisors to the Special Committee, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to the Special Committee.

Kirkland & Ellis LLP is acting as legal advisor to Altaris.

King & Spalding LLC is acting as legal advisor to Jeff Arnold.

About Sharecare

Sharecare is the leading digital health company that helps people – no matter where they are in their health journey – unify and manage all their health in one place. Our comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. Driven by our philosophy that we are all together better, at Sharecare, we are committed to supporting each individual through the lens of their personal health and making high-quality care more accessible and affordable for everyone. To learn more, visit www.sharecare.com.

About Altaris

Altaris is an investment firm exclusively focused on the healthcare industry. Altaris seeks to build market-leading companies that deliver innovation and efficiency to the healthcare system, with the ultimate goal of improving access and outcomes for patients. Altaris is headquartered in New York City and manages ~$10 billion of equity capital. For more information, please visit www.altariscap.com.

Contacts:

Media:

Jen Martin Hall

jen@sharecare.com

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “outlook,” “target,” “reflect,” “on track,” “foresees,” “future,” “may,” “deliver,” “will,” “shall,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms, other comparable terminology (although not all forward-looking statements contain these words), or by discussions of strategy, plans, or intentions. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed transaction, including the benefits of the proposed transaction and the anticipated timing of consummation of the proposed transaction. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner, or at all; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; (iii) unanticipated difficulties or expenditures relating to the proposed transaction; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s plans, business relationships, operating results and operations; (v) potential difficulties retaining employees as a result of the announcement and pendency of the proposed transaction; (vi) the response of customers, channel partners and suppliers to the announcement of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; and (viii) legal proceedings, including those that may be instituted against the Company, its board of directors, its executive officers or others following the announcement of the proposed transaction. Descriptions of some of the other factors that could cause actual results to differ materially from these forward-looking statements are discussed in more detail in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sharecare, Inc. (“Sharecare”). In connection with the proposed transaction, Sharecare will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Sharecare’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Sharecare may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Sharecare’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, SHARECARE’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Sharecare’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Sharecare, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Sharecare, Inc., 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305, Attention: Investor Relations, investors@sharecare.com, or from Sharecare’s website www.sharecare.com.

Participants in the Solicitation

Sharecare and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sharecare’s directors and executive officers is available in Sharecare’s proxy statement for the 2024 annual meeting of stockholders, which was filed with the SEC on April 29, 2024 (the “Annual Meeting Proxy Statement”). Please refer to the sections captioned “Executive Compensation,” “Director Compensation” and “Stock Ownership” in the Annual Meeting Proxy Statement. To the extent holdings of such participants in Sharecare’s securities have changed since the amounts described in the Annual Meeting Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC: Form 4, filed by Jeffrey T. Arnold on May 17, 2024; Form 4, filed by Dawn Whaley on May  17, 2024; Form 4, filed by Justin Ferrero on May  17, 2024; Form 4, filed by Carrie Ratliff on May  17, 2024; Form 4, filed by Michael Blalock on May  17, 2024; Form 4, filed by Colin Daniel on May  17, 2024; Form 4, filed by Jeffrey A. Allred on June  12, 2024; Form 4, filed by John Huston Chadwick on June  12, 2024; Form 4, filed by Kenneth R. Goulet on June  12, 2024; Form 4, filed by Brent D. Layton on June  12, 2024; Form 4, filed by Rajeev Ronanki on June  12, 2024; Form 4, filed by Rajeev Ronanki on June  18, 2024; Form 4, filed by Kenneth R. Goulet on June  18, 2024; Form 4, filed by Colin Daniel on June  18, 2024; Form 4, filed by Carrie Ratliff on June  18, 2024; Form 4, filed by Veronica Mallett on June  18, 2024; Form 4, filed by Jeffrey Sagansky on June  18, 2024; Form 4, filed by John Huston Chadwick on June  18, 2024; Form 4, filed by Justin Ferrero on June  18, 2024; Form 4, filed by Nicole Torraco on June  18, 2024; and Form 4, filed by Alan G. Mnuchin on June 18, 2024. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.